EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-215776 and 333-229395 on Form S-3 and in Registration Statement Nos. 333-159899, 333-166327, 333-177168, 333-184543, 333-197437, 333-208381 and 333-225387 on Form S-8 of our reports dated March 13, 2019, relating to the consolidated financial statements of Cryoport, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cryoport, Inc. for the year ended December 31, 2018.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

March 13, 2019